EXHIBIT 10(c)
February 25, 1999



Ms. Gabrielle Sampietro
929 Park Avenue
New York, New York  10028

Re:  Employment at Ashworth, Inc.

Dear Gabrielle:

In accordance with our recent discussions, we are pleased to confirm our offer to you of a position with Ashworth, Inc. (the
"Company") upon the following terms and conditions:

1.   Position; Reporting; Commencement.  The position shall be
     Vice President of Operations, initially responsible for sourcing, production and development and you shall report to Randall Herrel in his position of President / CEO. You shall commence employment on March 2, 1999. You will be required to observe the Company's personnel and business policies and procedures as they are in effect from time to time. In the event of any conflict, the terms of this letter will control.

2. Base Salary; Reviews. You will receive an annual salary of $160,000.00, less applicable withholding and deductions, which is payable bi-weekly on Fridays. Employees are generally given performance reviews on or about October of each year.

3. Bonus Program. You have an opportunity to receive a bonus of $25,000 based on reasonable objectives. For 1999, these objectives will be outlined within 30 days. For 2000 and thereafter, they will be agreed upon on an annual basis, which will include gross margin targets and reducing potential excess inventory through buying more accurately.

4. Stock Options. The Company will grant you 30,000 options to purchase shares of the Company's common stock at an exercise price equal to the closing share price the day before your employment commences. The options will vest over a three year period, i.e., 10,000 vesting on March 2, 2000; 10,000 vesting March 2, 2001; and 10,000 vesting March 2, 2002. Options will be exercisable for a period of time from the vesting date as defined by the Company's Stock Option Plan.

5. Lodging/Travel Allowance. You will receive a lodging and/or travel allowance of $1,600.00 per month for a period not to exceed nine months. This is not a taxable item provided that original receipts are submitted to the Accounts Payable
     Department each month.


6. Relocation Allowance. You will receive reimbursement for moving expenses not to exceed $15,000.00. In addition, the Company will provide four one-way coach class tickets to relocate your family in the summer of 1999. These expenses will not be taxable provided that you submit original receipts to the Accounts Payable Department.


     If you voluntarily resign from the Company within the first year of employment, you agree to reimburse the Company for the moving expenses incurred on your behalf. If you are terminated in less than two years, you will receive a similar allowance, not to exceed $15,000.00 to enable you to move back East.

7. Savings Plan. You will be eligible to participate in the Company's 401(k) Plan at the first entry date following the completion of six months continuous employment with the Company. Under the current provisions, you will be eligible as of January 1, 2000.

8. Insurance Benefits. The Company will provide you with coverage under its group medical, dental, life and long-term disability policies as more specifically described in the group insurance materials which will be provided to you upon your commencement of employment. The cost of the medical and dental coverage will be shared between you and the Company, depending on your plan and coverage elections. Your insurance program will be effective April 1, 1999. The Company reserves the right to change, modify or eliminate such benefits or coverages in its discretion.


9. Business Expenses and Auto Allowance. You will receive reimbursement for normal, ordinary and reasonable business expenses upon your submission of receipts substantiating the expenses claimed in accordance with Company policy. In addition, you will receive an auto allowance of $350.00 per month. This is a taxable fringe benefit which will be paid bi-weekly with you regular payroll.


10. Confidentiality; Use of Licensed Software; Solicitation of Employees; Return of Property; Termination. You acknowledge that, in the course of your employment with the Company, you will have access to confidential information concerning the organization and functioning of the business of the Company, and that such information is a valuable trade secret and the sole property of the Company. Accordingly, except as required by law, legal process, or in connection with any litigation between the parties hereto with respect to matters arising out of this agreement, you agree that you will not, at any time during your employment with the Company or after such employment, whether such employment is terminated as a result of your resignation or discharge, disclose or furnish any such information to any person other than an officer of the Company, and you will make no use of any such information for your personal benefit.


     The Company licenses the use of computer software from a variety of outside companies and, unless authorized by the software developer, does not have the right to reproduce it. You may use software only in accordance with the license agreement, whether on local area networks or on multiple machines. If you learn of any misuse of software or related documentation within the Company, you must notify your department manager. If you make, acquire or use unauthorized copies of such computer software, you shall be disciplined as appropriate under the circumstances. Such discipline may include termination.

     You agree that for a period of two years from the date of voluntary or involuntary termination, you will not solicit on your behalf, or on behalf of a third party, any then current employee of the Company, to leave his or her employment with the Company for employment with another employer.

     You further agree that in the event of such termination, whether voluntary or involuntary, you will not remove from the offices of the Company any personal property that does not rightfully and legally belong to you and that you will return on the date of your said termination, to an authorized representative of the Company, any and all property belonging to the Company. You also agree that you will provide passwords on request for personal computer files.

11. At-Will Employment. You understand and agree that you are being employed for an unspecified term and that this is an "at-will" employment relationship. This means that either you or the Company may terminate your employment at will at any time with or without cause or notice. If the Company terminates your employment for any reason other than gross negligence or misconduct, the Company agrees to pay you a severance package equal to six months of your base salary plus the pro-rata bonus for the year at the time of termination. This at-will aspect of your employment, which includes the right of the Company to transfer, discipline, demote and/or reassign, may not be modified, amended or rescinded except by an individual written agreement signed by both you and the Company's President. This letter sets forth the entire agreement between the parties and there are no prior or contemporaneous representations, promises or conditions, whether oral or written, to the contrary.


This offer of employment is contingent upon the satisfactory completion of a background check, verifying that the information provided by you on your application and resume is accurate and correct. The Company reserves the right to withdraw an offer of employment, or to terminate employment, at any time based on information arising from the background check.

If you are in agreement with the terms of this letter, please sign and return one copy of the enclosed letter to the Human
Resource Department to effect the commencement of your employment. Please call if you have any questions or problems.

Sincerely,



/s/ Randall L. Herrel, Sr.
Randall L. Herrel, Sr.
President / CEO

ACCEPTED AND AGREED TO THIS
30th DAY OF March, 1999



/s/ Gabrielle Sampietro
Gabrielle Sampietro